Exhibit 10.59
August 31,2004
James Miller
1607 434th Street East
Eatonville, WA 98328
Dear James,
On behalf of Cadence, I am pleased to offer you the position of Senior Vice President, Development reporting to Mike Fister. Your compensation will include an annualized base salary of $375,000. You will be eligible to receive an incentive bonus targeted at 75% of base salary under Cadence’s Senior Executive Bonus Plan. Payment of this target bonus, in part or in full, is contingent upon achievement of both your individual performance goals as well as achievement of the Company’s corporate goals. Assuming you are employed with Cadence on the date the Senior Executive Bonus is paid out for the second half of 2004, you will receive 60% of your annual target bonus, prorated for the amount of time worked in the second half of 2004. Your Executive Bonus will also be guaranteed at target for 2005. In addition, you will be issued an option to purchase 250,000 shares of Cadence Design Systems Common Stock and a grant of 50,000 shares of Incentive Stock subject to approval by the Board of Directors’ Compensation Committee. If you accept our offer of employment you will also receive a one time signing bonus of $400,000 with your first paycheck. Please read the attached section entitled “Employment Terms” for further details regarding this offer. This offer is contingent upon successfully passing the Cadence background verification.
Cadence offers a comprehensive Employee Benefits package including: 401(k); non-qualified deferred compensation (NQDC) plan; and an Employee Stock Purchase Plan. We also provide a wide variety of health and welfare benefits through Cadence Compositions. Under this plan, you will be able to choose from several different options in each benefit area including Medical, Dental, Vision, Life and Disability Insurance. Additional details on all these benefits may be found in the accompanying Employee Benefits pamphlet and will be discussed in depth at your New Employee Orientation.
Please check the Cadence Jumpstart flyer in your offer packet for further details on the orientation schedule. When you attend the New Employee Orientation, please be prepared to provide proper identification or work authorization documents in order to complete United States Immigration forms.
Offers of employment remain open for a short period of time; unless otherwise notified; this offer will expire on September 10, 2004. Because Cadence is an at-will employer as described in the attached Employment Terms, nothing in this offer shall be construed as a promise of employment for any fixed term or as a promise that cause is required for the termination of the employment relationship.
James, we look forward to having you on our team!
Sincerely,
/s/ Tim Burch
Tim Burch
Senior VP of Human Resources
& Organizational Development
Cadence Design Systems, Inc. 555 River Oaks Parkway San Jose, CA 95134
Phone: 408.943.1234 World Wide Web: www.cadence.com

August 31, 2004
James Miller
Employment Terms
Senior Executive Bonus Plan
After 2004, your incentive opportunity under the Senior Executive Bonus Plan is targeted at 75% of your annualized base salary. Actual payout amounts are determined based on both company performance and your individual performance. Your bonus for the second half of 2004 and 2005 is specified in Paragraph One of the offer letter above.
New Hire Stock Options and Incentive Stock
Your New Hire Stock Options will vest 25% at the end of your first year of employment and monthly thereafter with full vesting occurring at the end of four years. The Incentive Stock will vest 25% on the anniversary of the grant date and then 25% each anniversary date thereafter, for four years. These proposed stock issuances must be approved by the Compensation Committee of the Board of Directors. If approved, the Compensation Committee will then grant you the options shortly after you join the company, at the average of the high and low market price of the Company’s Common Stock on the date of grant. Please note that the purchase price is not necessarily set on the day you start work with Cadence. A package detailing your options (including vesting time frames) will be sent to you within 8-12 weeks of your start date.
New Hire Bonus
 Cadence is offering you a special, one-time signing bonus of $400,000. This bonus will be paid to you along with your first paycheck from Cadence. Should you resign from Cadence or be terminated for cause within one year of your start date, you must return the $400,000 signing bonus to Cadence upon your termination.
Non-Qualified Deferred Compensation (NQDC) Plan
As a participant of the Non-Qualified Deferred Compensation Plan (NQDC), you will eligible to defer up to 80% of your salary and 100% of your bonus income — without the annual IRS limitations imposed on tax-qualified retirement plans, such as the 401(k) plan. By deferring income into the NQDC plan, you can reduce your taxable wage base. Taxes on both the deferred income and earnings on investments are not assessed until you begin to receive distributions. New participants are eligible to enroll twice each year; January 1 and July 1. Participants will automatically receive enrollment and detailed plan information during the stated enrollment periods.
Relocation Assistance
 You will be given assistance to relocate your primary residence to the greater San Jose area. This assistance will be provided by ReloAction, our third party provider, and coordinated by our Corporate Staffing group. Cadence will contract with ReloAction to provide you with relocation assistance pursuant to Cadence’s Homeowner Relocation Policy, including home sale assistance through our Market Value Purchase program. ReloAction will specifically provide you with a furnished apartment in the San Jose area up to June 30, 2005. Further, Cadence will reimburse you for a reasonable number of roundtrip coach-fare tickets from San Jose area to Washington during your time in Temporary Living. Cadence will also provide you with $15,000 as your incidental moving allowance.

Vacation
As an executive, you may take personal time off at your discretion, with your manager’s approval. Thus, you will not accrue vacation, and you will have a good deal of flexibility with respect to taking time off from work.
Immigration
In accordance with the Immigration Reform and Control Act of 1986, you must be a United States citizen or have authorization to work in the United States. In either case, verification of your right to work is required within 72 hours of employment.
Confidentiality and Non Disclosure
Cadence has a policy of non-disclosure to anyone within our company of any confidential and/or proprietary information regarding your current employer and/or anyone else with whom you have by reason of your employment signed or are covered by a non-disclosure or similar agreement. Accordingly, please do not use, or disclose to Cadence any proprietary information belonging to your employer or any other person or company with which you have signed an agreement.
Employment
Cadence is an at will employer. You are not being promised any particular term of employment. The employment relationship may be terminated by either you or Cadence at any time, with or without cause, and with or without notice. No one at Cadence is empowered, unless specifically authorized in writing by the Corporate VP of Human Resources, to make any promise, express or implied that employment is for any minimum or fixed term or that cause is required for the termination of employment relationship.
Please take your time reading through this entire packet. Should you have any questions regarding its content, feel free to give me a call. Kindly sign/complete and return the enclosed documents as instructed on the checklist in the provided self-addressed stamped envelope.
**                    **
This is to verify my acceptance of the above stated offer and employment terms:

/s/ James Miller	September 2, 2004	Sept. 15, 2004

James Miller	Today’s Date	Desired Start Date

Please also provide your birth date to facilitate Benefits processing.		March 26, 1962

Birth Date
Preferred Name (Nickname) if applicable. Jim